Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average®, and the Nasdaq-100® Index due May 5, 2025

Term Sheet to Preliminary Pricing Supplement dated April 1, 2022

Summary of Terms
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Term	Approximately 3 years (autocallable annually)
Reference Asset	The lowest performing of the Russell 2000® Index (Bloomberg ticker symbol “RTY”), the Dow Jones Industrial Average® (Bloomberg ticker symbol “INDU”), and the Nasdaq-100® Index (Bloomberg ticker symbol “NDX”) (each an “Index” and collectively the “Indices”)
Pricing Date	April 29, 2022*
Issue Date	May 4, 2022*
Principal Amount	$1,000 per security (100% of par)
Automatic Call	If the Closing Level of the Lowest Performing Index on any Call Observation Date (including the Final Valuation Date) is greater than or equal to its Starting Level, the securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Observation Date. See “Call Observation Dates and Call Premiums” in this term sheet
Call Observation Dates	May 4, 2023; May 6, 2024; and April 28, 2025 (the “Final Valuation Date”)*
Call Payment Date	Five business days after the applicable Call Observation Date (if the securities are called on the last Call Observation Date, the Call Payment Date will be the Stated Maturity Date)
Payment at Maturity	See “How the Payment at Maturity Is Calculated” in this term sheet
Stated Maturity Date	May 5, 2025*
Lowest Performing Index	See “How the Lowest Performing Index Is Determined” in this term sheet
Starting Level	For each Index, its Closing Level on the Pricing Date
Ending Level	For each Index, its Closing Level on the Final Valuation Date
Threshold Level	For each Index, 75% of its Starting Level
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 2.75%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607X6L6 / US13607X6L66
*To the extent that the Issuer makes any change to the expected Pricing Date or expected Issue Date, the Call Observation Dates and Stated Maturity Date may also be changed in the Issuer’s discretion to ensure that the term of the securities remains the same

Investment Description

•	Linked to the lowest performing of the Russell 2000® Index, the Dow Jones Industrial Average®, and the Nasdaq-100® Index.

•	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend in each case on the Closing Level of the Lowest Performing Index on the relevant Call Observation Date. The Lowest Performing Index on any Call Observation Date is the Index that has the lowest Closing Level on that day as a percentage of its Starting Level.

•	Automatic Call. If the Closing Level of the Lowest Performing Index on any Call Observation Date is greater than or equal to its Starting Level, the securities will be automatically called, and on the related Call Payment Date, you will receive the principal amount plus the Call Premium applicable to that Call Observation Date

Call Observation Date	Call Premium**
May 4, 2023	At least 12.50% of the principal amount
May 6, 2024	At least 25.00% of the principal amount
April 28, 2025	At least 37.50% of the principal amount

**The actual Call Premium applicable to each Call Observation Date will be determined on the Pricing Date.

•	Payment at Maturity. If the securities are not automatically called, the payment at maturity will be equal to or less than the principal amount per security depending on the Closing Level of the Lowest Performing Index on the Final Valuation Date as follows:

o	If the Closing Level of the Lowest Performing Index on the Final Valuation Date is less than its Starting Level but greater than or equal to its Threshold Level:

You will receive the principal amount

o	If the Closing Level of the Lowest Performing Index on the Final Valuation Date is less than its Threshold Level:

You will have 1-to-1 downside exposure to the decrease in the level of the Lowest Performing Index from its Starting Level, and you will lose more than 25%, and possibly all, of the principal amount

•	Investors may lose some or all of the principal amount

•	Any positive return on the securities will be limited to the applicable Call Premium, even if the Closing Level of the Lowest Performing Index on the applicable Call Observation Date significantly exceeds its Starting Level. You will not participate in any appreciation of any Index beyond the applicable fixed Call Premium

•	Your return on the securities will depend solely on the performance of the Lowest Performing Index on each Call Observation Date. You will not benefit in any way from the performance of the better performing Indices. Therefore, you will be adversely affected if any Index performs poorly, even if the other Indices perform favorably

•	All payments on the securities are subject to the credit risk of CIBC, and you will have no ability to pursue any securities included in any Index for payment; if CIBC defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity or earlier automatic call

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $900.00 per security but less than the principal amount. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PRS-8 of the accompanying preliminary pricing supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the preliminary pricing supplement, the underlying supplement, the prospectus supplement and the prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right illustrates the potential payment on the securities for a range of hypothetical percentage changes in the Closing Level of the Lowest Performing Index from the Pricing Date to the applicable Call Observation Date (including the Final Valuation Date), assuming a Threshold Level of the Lowest Performing Index equal to 75% of its Starting Level. The Call Premiums shown in the profile are hypothetical and are based on the minimum Call Premiums.

This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) the Closing Level of the Lowest Performing Index on each Call Observation Date and whether the securities are automatically called; (ii) if the securities are automatically called, the actual Call Premium and the actual Call Observation Date on which the securities are called; (iii) if the securities are not automatically called, the actual Ending Level of the Lowest Performing Index; and (iv) whether you hold your securities to maturity or earlier automatic call.

How The Lowest Performing Index Is Determined

The Lowest Performing Index on any Call Observation Date is the Index with the lowest Performance Factor on that day.

The Performance Factor, with respect to an Index on any Call Observation Date, will be its Closing Level on such day divided by its Starting Level (expressed as a percentage).

Hypothetical Returns

If the securities are automatically called:

Hypothetical Call Observation Date on which Securities are Automatically Called	Hypothetical Payment Per Security on Related Call Payment Date*	Hypothetical Pre-Tax Total Rate of Return
1st Call Observation Date	$1,125.00	12.50%
2nd Call Observation Date	$1,250.00	25.00%
3rd Call Observation Date	$1,375.00	37.50%

* Assuming that the Call Premiums are equal to the minimum Call Premiums.

If the securities are not automatically called:

Hypothetical Performance Factor of Lowest Performing Index on Final Valuation Date	Hypothetical Payment at Maturity per Security	Hypothetical Pre-Tax Total Rate of Return
99.99%	$1,000.00	0.00%
95.00%	$1,000.00	0.00%
90.00%	$1,000.00	0.00%
80.00%	$1,000.00	0.00%
75.00%	$1,000.00	0.00%
74.00%	$740.00	-26.00%
50.00%	$500.00	-50.00%
25.00%	$250.00	-75.00%
0.00%	$0.00	-100.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive upon an automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) the Closing Level of the Lowest Performing Index on each Call Observation Date and whether the securities are automatically called; (ii) if the securities are automatically called, the actual Call Premium and the actual Call Observation Date on which the securities are called; (iii) if the securities are not automatically called, the actual Ending Level of the Lowest Performing Index on the Final Valuation Date; and (iv) whether you hold your securities to maturity or earlier automatic call.

Call Observation Dates and Call Premiums

The Call Premium applicable to each Call Observation Date will be a percentage of the principal amount that increases for each Call Observation Date based on a simple (non-compounding) return of approximately at least 12.50% per annum (to be determined on the Pricing Date). The actual Call Premium and payment per security upon an automatic call that is applicable to each Call Observation Date will be determined on the Pricing Date and will be at least the applicable value specified in the table below. The last Call Observation Date is the Final Valuation Date, and payment upon an automatic call on the Final Valuation Date, if applicable, will be made on the Stated Maturity Date.

Call Observation Date	Call Premium	Payment per Security upon an Automatic Call
May 4, 2023	At least 12.50% of the principal amount	At least $1,125.00
May 6, 2024	At least 25.00% of the principal amount	At least $1,250.00
April 28, 2025	At least 37.50% of the principal amount	At least $1,375.00

Any positive return on the securities will be limited to the applicable Call Premium, even if the Closing Level of the Lowest Performing Index on the applicable Call Observation Date significantly exceeds its Starting Level. You will not participate in any appreciation of any Index beyond the applicable Call Premium.

How the Payment at Maturity Is Calculated

If the Closing Level of the Lowest Performing Index is less than its Starting Level on each of the Call Observation Dates, the securities will not be automatically called, and on the Stated Maturity Date, you will receive a payment at maturity per security determined as follows:

•	If the Ending Level of the Lowest Performing Index on the Final Valuation Date is less than its Starting Level, but greater than or equal to its Threshold Level, the payment at maturity will be equal to $1,000

•	If the Ending Level of the Lowest Performing Index on the Final Valuation Date is less than its Threshold Level, the payment at maturity will be equal to
$1,000 × Performance Factor of the Lowest Performing Index on the Final Valuation Date

If the securities are not automatically called prior to the Final Valuation Date and the Ending Level of the Lowest Performing Index on the Final Valuation Date is less than its Threshold Level, you will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called And The Ending Level Of The Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose More Than 25%, And Possibly All, Of The Principal Amount Of Your Securities At Maturity.
•	The Potential Return On The Securities Is Limited To The Call Premium And May Be Less Than The Return On A Direct Investment In The Securities Included In An Index.
•	You Will Be Subject To Reinvestment Risk.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index On Each Call Observation Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.
•	You Will Be Subject To Risks Resulting From The Relationship Between The Indices.
•	No Periodic Interest Will Be Paid On The Securities.
•	A Call Payment Date Or The Stated Maturity Date Will Be Postponed If A Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Indices

•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
o	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of an Index.
o	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in an Index may adversely affect the level of such Index.
o	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of an Index.
o	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of an Index.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

Not Appropriate For All Investors

Investment appropriateness must be determined individually for each investor. The securities described herein are not an appropriate investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. CIBC, Wells Fargo Securities and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Consult Your Tax Advisor

Investors should review carefully the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

“Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by CIBC. The securities are not sponsored, endorsed, sold, or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the securities.

The Dow Jones Industrial Average® is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed to be used by CIBC. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® and Dow Jones Industrial Average® are registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CIBC. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the securities nor do they have any liability for any errors, omissions, or interruptions of the Dow Jones Industrial Average®.

“Nasdaq-100® Index” is a trademark of The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”) and has been licensed for use by CIBC. The securities are not sponsored, endorsed, sold, or promoted by the Corporations and the Corporations makes no representation regarding the advisability of investing in the securities.

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